EXHIBIT 99.1

Gateway Financial Holdings, Inc. Acquires The Bank of Richmond, N.A.

VIRGINIA BEACH, Va., June 1, 2007 (PRIME NEWSWIRE) -- Gateway Financial Holdings, Inc. (Nasdaq:GBTS), the holding company for Gateway Bank & Trust Co., announced today that the shareholders of Gateway Financial Holdings and The Bank of Richmond, N.A. approved, and the parties have closed, a transaction in which The Bank of Richmond was merged with and into Gateway Bank. Bank of Richmond shareholders will receive either 2.11174 shares of Gateway Financial common stock or $30.05 for each share of Bank of Richmond that they own. The transaction provides Gateway Financial Holdings entrance into the demographically attractive Richmond market area.

The Bank of Richmond, founded in 1999 and headquartered in Richmond, Virginia, operated six community banking offices in the Richmond metropolitan area and one loan production office in Charlottesville, Virginia. The Richmond offices of the former Bank of Richmond will operate as a separate division under the name "Bank of Richmond, a division of Gateway Bank" and under the leadership of Rex L. Smith III, the President and CEO of Bank of Richmond.

"The combination of these two fine financial institutions will benefit our customers, employees and shareholders," said D. Ben Berry, Gateway Financial Holdings' Chairman, President and CEO. "Both banks have the same philosophy and a firm commitment to service and quality. The Bank of Richmond team has significant market experience, which provides Gateway with a meaningful entrance into the Richmond market."

Rex L. Smith III, Bank of Richmond's President and CEO added, "We are delighted to now be members of the Gateway Bank team because they share our commitment to providing only the finest level of customer care and service. We believe that Gateway Bank's menu of deposit and loan products will greatly benefit our Richmond customers."

More than 98% of the shareholders of each institution who voted on the proposal at the shareholder meetings, voted in favor of the acquisition. The merger was effective June 1, 2007.

Gateway Financial Holdings, Inc. is the holding company of Gateway Bank & Trust Co., a full-service community bank. Following the merger, the bank has a total of 30 offices - 19 in Virginia: Virginia Beach (7), Chesapeake (3), Richmond (6), Suffolk, Norfolk and Emporia; and 11 in North Carolina: Elizabeth City (3), Edenton, Kitty Hawk (2), Moyock, Nags Head, Plymouth, Roper and Raleigh and a private banking center in Raleigh, North Carolina. Gateway Bank also provides insurance through its Gateway Insurance Services, Inc. subsidiary and brokerage services through its Gateway Investment Services, Inc. subsidiary, and mortgage banking services through its Gateway Financial Mortgage, Inc. subsidiary. Additional information about Gateway Financial Holdings is available on its website at www.gwfh.com.

CONTACT:  Gateway Financial Holdings, Inc.
          D. Ben Berry, Chairman and Chief Executive Officer
          (757) 422-8004

          The Bank of Richmond, N.A.
          Rex L. Smith III, President and Chief Executive Officer
          (804) 288-7151